Exhibit 15(b)

[Letterhead of Ernst & Young Hong Kong]

April 30, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

USA

Item 16-F to Form 20-F

Dear Sir:

We have read Item 16-F of Form 20-F dated April 30, 2013 of Asia Pacific Wire & Cable Corporation Limited and are in agreement with the statements contained in the first to fourth paragraphs of Item 16-F therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Ernst & Young

Hong Kong SAR

cc: Asia Pacific Wire & Cable Corporation Limited